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         T&W FINANCIAL ENTERS INTO AGREEMENTS WITH SECURED CREDITORS

TACOMA, WASH--JANUARY 20, 2000--T&W FINANCIAL CORPORATION (NASDAQ: TWFC) announced today that it had entered into agreements with its secured creditors pursuant to which the creditors agreed to forbear from taking action under their credit agreements with the Company until January 28, 2000. The Company believes that these agreements should enable the Company to continue to explore strategic alternatives for selling itself or its assets. In the event that a binding commitment for a sale of the Company is not received, the Company may be compelled to wind down its business and liquidate its assets. The Company has given notice to its employees of potential terminations resulting therefrom. The Company also announced that Michael A. Price has resigned as Chief Executive Officer and Chairman of the Board.

THE FOREGOING CONTAINS FORWARD-LOOKING STATEMENTS REGARDING THE COMPANY'S CURRENT EXPECTATIONS. THESE STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS, INCLUDING THE COMPANY'S ABILITY TO COMPLY WITH THE TERMS OF THE FORBEARANCE AGREEMENTS, ACTIONS THAT MAY BE TAKEN BY THE COMPANY'S UNSECURED CREDITORS, THE CONTINUED INTEREST OF POTENTIAL BUYERS OF THE COMPANY OR ITS ASSETS, AND THE TIMING AND NATURE OF ANY BANKRUPTCY OR SIMILAR PROCEEDING. READERS SHOULD NOT PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS, WHICH REFLECT THE COMPANY'S VIEW ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO SUBSEQUENT EVENTS OR CIRCUMSTANCES.


CONTACT:
     T&W Financial Corp. (Investor Contact)
     Tom Virgin, 253/922-5164, ext. 288